EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 25, 2006, accompanying the consolidated financial statements included in the Annual Report of Access Pharmaceuticals, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Access Pharmaceuticals, Inc. on Form S-1 (File No. 333-125349), Forms S-3 (File Nos. 333-92210, 333-39330, 333-37786, 333-52030, 333-95413 and 333-64904) and on Form S-8 (File Nos. 33-10626, 33-41134, 333-45646 333-75136 and 333-125796).

/s/ Grant Thornton LLP

Dallas, Texas
April 25, 2006